Press Release
November 9, 2007

CENTURY CASINOS REPORTS RECORD NET OPERATING REVENUE IN THIRD QUARTER 2007

COLORADO SPRINGS, Colorado – Century Casinos, Inc. (NASDAQ Capital Market and the Vienna Stock Exchange: CNTY) today reported financial results for the third quarter and nine months ended September 30, 2007.

Third Quarter 2007

For the third quarter of 2007, net operating revenues were $24,724,000 and consolidated Adjusted EBITDA* was $5,875,000. This represents an increase over the same quarter of last year of 46% in net operating revenues ($16,978,000 in the third quarter of 2006) and an increase of 40% in consolidated Adjusted EBITDA*  ($4,200,000 in the third quarter of 2006). Our new casinos in Central City (Colorado), Newcastle (South Africa) and Edmonton (Canada) contributed $7,189,000 towards the total increase of $7,746,000 in net operating revenue. The three new casinos also contributed $2,306,000 of additional Adjusted EBITDA* to the Company, offset by approximately $400,000 of corporate charges for increased payroll, travel and professional services attributed to the Company’s expansion efforts.

On a US GAAP (“Generally Accepted Accounting Principles”) basis, the Company reported net earnings of $1,949,000, or $0.08 per basic share. The 2007 third quarter reflects increases in depreciation charges and net interest charges, primarily related to the opening and financing of three new casino operations in 2006. In addition, stock-based compensation expenses increased $354,000 primarily due to the issuance of stock options and restricted stock in July 2007. US GAAP net earnings for the 2006 third quarter were $1,851,000, or $0.08 per basic share. The 2006 third quarter includes pre-opening expenses of $604,000 and a recovery of approximately $400,000 of previously written off loans in conjunction with the sale of our interest in a casino project located in South Africa.

Nine Months Ended September 30, 2007

For the nine months ended September 30, 2007, net operating revenues were $68,458,000 and consolidated Adjusted EBITDA* was $15,863,000. This represents an increase over the same period of last year of 79% in net operating revenues ($38,313,000 for the nine months ended September 30, 2006) and an increase of 50% in consolidated Adjusted EBITDA* ($10,562,000 for the nine months ended September 30, 2006). Our new casinos in Central City (Colorado), Newcastle (South Africa) and Edmonton (Canada) contributed $29,054,000 towards the total increase of $30,145,000 in net operating revenue. The three new casinos also contributed $7,286,000 of additional Adjusted EBITDA* to the Company, offset by approximately $1,300,000 of corporate charges primarily related to payroll, travel and professional services attributed to the Company’s expansion efforts, approximately $300,000 of increased marketing charges at Womacks and $335,000 of preferred dividends paid to preference shareholders at Caledon.

On a US GAAP basis, the Company reported net earnings of $4,532,000, or $0.20 per basic share for the first nine months of 2007. The 2007 results reflect increases in depreciation charges and net interest charges, primarily related to the opening and financing of three new casino operations in 2006.  US GAAP net earnings for the first nine months of 2006 were $4,872,000, or $0.21 per basic share. The 2006 results include pre-opening expenses of $2,116,000 and a recovery of approximately $400,000 of previously written off loans in conjunction with the sale of our interest in a casino project located in South Africa.

* See discussion and reconciliation of Adjusted EBITDA below.

“We are pleased with the progress that we are making in both our established markets and at our newly established casinos,” say co-CEO’s Erwin Haitzmann and Peter Hoetzinger.  “We have seen steady growth in net operating revenue as a result of our concerted marketing efforts.”

Recent Developments

•
Womacks Casino in Cripple Creek is undergoing an approximate $2 million renovation through which we intend to raise the standard for facilities in Cripple Creek and garner further market share. The project is expected to be completed for the Christmas season.

•
The Alberta Gaming and Liquor Commission recently added 56 slot machines (54 added as of September 30, 2007) at our property in Edmonton. Management believes that this is in recognition of our accomplishments since opening in November 2006 and is also a sign that the gaming market in Edmonton is expected to grow further.

•	The hotels at our two South Africa properties in Caledon and Newcastle were awarded superior 4-star ratings, which we believe will attract additional customers to these properties.
•
During the second quarter of 2007, the Colorado legislature approved a bill banning smoking at Colorado casinos starting January 1, 2008. This could result in fewer customers who smoke or more customers who do not smoke visiting our properties in Colorado.

Property Results

Womacks Casino - Net operating revenue at Womacks Casino in Cripple Creek, Colorado increased 6% to $5,011,000 for the third quarter of 2007 compared to $4,730,000 reported for the same period in 2006.  Womacks’ Adjusted EBITDA* for the third quarter of 2007 was $1,832,000 compared to $2,067,000 in the third quarter of 2006.  The decrease in Adjusted EBITDA* is primarily due to approximately $190,000 in increased marketing charges related to a special marketing promotion in the third quarter of 2007.

Womacks’ net operating revenue was $13,510,000 for the first nine months of 2007 compared to $12,534,000 for the first nine months of 2006.  Womacks’ Adjusted EBITDA* for the first nine months of 2007 was $4,804,000 compared to $4,947,000 in the same 2006 period.  The decrease in Adjusted EBITDA* is primarily due to approximately $329,000 in increased marketing charges primarily related to a special marketing promotion in the third quarter of 2007.

Century Casino and Hotel (Central City) – Gaming revenue at the Century Casino and Hotel in Central City, Colorado has grown consistently since opening, with our highest monthly revenue occurring in September 2007. Net operating revenue at the Century Casino and Hotel increased 27% to $5,954,000 for the third quarter of 2007 compared to $4,688,000 reported for the same period in 2006.  Adjusted EBITDA* for the third quarter of 2007 was $1,769,000 compared to $949,000 in the third quarter of 2006. The increase in Adjusted EBITDA* is primarily due to improved revenues and a reduction in marketing expenditures. Marketing charges for the three months ended September 30, 2006 were higher than usual due to the opening of the casino in July 2006. Adjusted EBITDA* for the three months ended September 30, 2006 excludes approximately $315,000 of pre-opening expenditures.

The Century Casino and Hotel’s net operating revenue was $15,529,000 for the first nine months of 2007 compared to $4,688,000 for the first nine months of 2006. The property commenced operations in July 2006. The Century Casino and Hotel’s Adjusted EBITDA* for the first nine months of 2007 was $3,902,000 compared to $1,622,000 in the same 2006 period.

* See discussion and reconciliation of Adjusted EBITDA below.

Adjusted EBITDA* for the nine months ended September 30, 2006 excludes approximately $1,726,000 of pre-opening expenditures.

Century Casino and Hotel (Edmonton) – We opened the casino in November 2006 with 600 slot machines and have since increased the number of machines on the floor to 654. Net operating revenue and Adjusted EBITDA* for the three months ended September 30, 2007 was $4,930,000 and $1,503,000, respectively. Net operating revenue for the nine months ended September 30, 2007 was $13,562,000 and Adjusted EBITDA* was $3,651,000.

The Caledon Hotel, Spa and Casino (Caledon, South Africa) – Net operating revenue at the Caledon increased 4% to $4,526,000 for the third quarter of 2007 compared to $4,350,000 reported for the same period in 2006.  Adjusted EBITDA* for the third quarter of 2007 was $1,886,000 compared to $1,795,000 in the third quarter of 2006.  The increase in Adjusted EBITDA* is primarily due to a decrease in professional fees and property taxes. Dividends of $59,000 were paid to preference shareholders during the third quarter of 2007.

The Caledon’s net operating revenue was $13,324,000 for the first nine months of 2007 compared to $13,783,000 for the first nine months of 2006. The decrease was due to the weakening of the South African Rand (“Rand”) versus the US Dollar on a year to date basis. Net operating revenue in Rand was ZAR 95,213,000 for the first nine months of 2007 compared to ZAR 90,503,000 for the first nine months of 2006. The Caledon’s Adjusted EBITDA* for the first nine months of 2007 was $5,317,000 compared to $5,631,000 in the same 2006 period.  The decrease in Adjusted EBITDA* is primarily due to the weakening of the Rand versus the US Dollar on a year to date basis and the payment of $335,000 in dividends to preference shareholders.

Century Casino and Hotel (Newcastle, South Africa) – We acquired our 60% ownership interest in Newcastle, South Africa on April 1, 2006. Net operating revenue increased 53% to $2,885,000 for the third quarter of 2007 compared to $1,891,000 reported for the same period in 2006.  Newcastle’s Adjusted EBITDA* for the three months ended September 30, 2007 was $693,000 compared to $607,000 for the three months ended September 30, 2006. We opened a new casino facility in December 2006. Prior to this date, casino operations were held in a temporary facility. Management believes that the increases in net operating revenues and Adjusted EBITDA* are directly related to the opening of our new facility, which management believes is superior to the old facility.

For the nine months ended September 30, 2007, Newcastle’s net operating revenues were $8,595,000 compared to $3,941,000 for the nine months ended September 30, 2006. The casino provided the Company with Adjusted EBITDA* of $2,756,000 for the period ended September 30, 2007.

Other Operations – The Company’s other operating segments, which include the Century Casino Millennium in Prague and the Company’s ship based casinos, contributed net operating revenues of $1,375,000 and Adjusted EBITDA* of $206,000 for the three months ended September 30, 2007 compared to net operating revenues of $1,318,000 and Adjusted EBITDA* of $281,000 for the three months ended September 30, 2006. Our other operations contributed net operating revenues of $3,888,000 and $3,352,000 for the nine months ended September 30, 2007 and 2006, respectively. Our other operations contributed Adjusted EBITDA* of $479,000 and $706,000 for the nine months ended September 30, 2007 and 2006, respectively. The decline in Adjusted EBITDA* is primarily due to the reduction of the number of ship-based casinos and the write-off of costs associated with a contract that the Company decided not to pursue.

* See discussion and reconciliation of Adjusted EBITDA below.

The Company will post a slide show presentation of the results of operations for the third quarter of 2007 on its web site at www.cnty.com/corporate/investor/presentations/ on Friday, November 9, 2007.

On Friday, November 9, 2007, Century Casinos will host a “Q3 2007 Earnings” conference call, at 9:00am EST; 3:00pm CET respectively. US domestic participants please dial +1-800-862-9098, all other international participants please use +1-785-424-1051 to dial-in. For a recording of the call, please visit our website at www.cnty.com/corporate/investor/financial-results/.

(continued)

* See discussion and reconciliation of Adjusted EBITDA below.

CENTURY CASINOS, INC. AND SUBSIDIARIES
FINANCIAL INFORMATION – US GAAP BASIS

Century Casinos, Inc.
Condensed Consolidated Statements of Earnings (Unaudited)
(Amounts in thousands, except for share information)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2007	2006	2007	2006
Operating Revenue:
Casino	$23,163	$16,261	$64,541	$36,667
Hotel, food and beverage	3,479	1,627	9,325	3,981
Other	550	298	1,489	758
Gross revenue	27,192	18,186	75,355	41,406
Less promotional allowances	2,468	1,208	6,897	3,093
Net operating revenue	24,724	16,978	68,458	38,313

Operating Costs and Expenses:
Casino	9,222	6,705	25,790	14,368
Hotel, food and beverage	2,802	1,616	7,927	3,437
General and administrative	7,166	5,118	19,951	12,667
Impairments and other write-offs, net of (recoveries)	9	(420)	34	(405)
Depreciation	1,987	1,293	6,310	2,998
Total operating costs and expenses	21,186	14,312	60,012	33,065
Earnings from Unconsolidated Subsidiary	37	-	91	-
Earnings from Operations	3,575	2,666	8,537	5,248

Non-Operating Income (Expense):
Interest income	85	156	802	595
Interest expense	(1,649)	(1,320)	(5,280)	(1,777)
Other (expense) income, net	(146)	(19)	641	300
Non-operating (expense), net	(1,710)	(1,183)	(3,837)	(882)
Earnings before Income Taxes, Minority Interest and Preferred Dividends	1,865	1,483	4,700	4,366
Provision (benefit) for income taxes	27	(67)	655	394
Earnings before Minority Interest and Preferred Dividends	1,838	1,550	4,045	3,972
Minority interest in subsidiary losses, net	170	301	822	900
Preferred dividends issued by subsidiary	(59)	-	(335)	-
Net Earnings	$1,949	$1,851	$4,532	$4,872

Earnings Per Share:
Basic	$0.08	$0.08	$0.20	$0.21
Diluted	$0.08	$0.08	$0.19	$0.20

Weighted Average Shares Outstanding:
Basic	23,051,067	22,980,567	23,043,351	22,705,842
Diluted	23,833,498	23,947,857	23,904,861	23,905,912

CENTURY CASINOS, INC. AND SUBSIDIARIES
FINANCIAL INFORMATION – US GAAP BASIS

Century Casinos, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	September 30, 2007	December 31, 2006
Assets
Current Assets	$24,239	$41,167
Other Assets	171,031	156,693
Total Assets	$195,270	$197,860

Liabilities and Shareholders’ Equity
Current Liabilities	$24,672	$35,991
Non-Current Liabilities	61,266	61,442
Shareholders’ Equity	109,332	100,427
Total Liabilities and Shareholders’ Equity	$195,270	$197,860

CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Century Casinos, Inc.
Net Operating Revenues by Property (Unaudited)
(Amounts in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2007	2006	2007	2006
Womacks Casino and Hotel (Cripple Creek)	$5,011	$4,730	$13,510	$12,534
Century Casino and Hotel (Central City)	5,954	4,688	15,529	4,688
Century Casino and Hotel (Edmonton)	4,930	1	13,562	3
The Caledon (Caledon)	4,526	4,350	13,324	13,783
Century Casino and Hotel (Newcastle)	2,885	1,891	8,595	3,941
Century Casino Millennium (Prague)	719	561	1,862	956
Cruise Ships	656	757	2,026	2,396
Corporate	43	-	50	12
Consolidated net operating revenues	$24,724	$16,978	$68,458	$38,313

Century Casinos, Inc.
Adjusted EBITDA* by Property (Unaudited)
(Amounts in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2007	2006	2007	2006
Womacks Casino and Hotel (Cripple Creek)	$1,832	$2,067	$4,804	$4,947
Century Casino and Hotel (Central City)	1,769	949	3,902	1,622
Century Casino and Hotel (Edmonton)	1,503	103	3,651	108
The Caledon (Caledon)	1,886	1,795	5,317	5,631
Century Casino and Hotel (Newcastle)	693	607	2,756	1,293
Century Casino Millennium (Prague)	164	66	259	76
Cruise Ships	42	215	220	630
Corporate	(2,014)	(1,602)	(5,046)	(3,745)
Adjusted EBITDA*	$5,875	$4,200	$15,863	$10,562

* See discussion and reconciliation of Adjusted EBITDA below.

CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Century Casinos, Inc.
Adjusted EBITDA Margins** by Property (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2007	2006	2007	2006
Womacks Casino and Hotel (Cripple Creek)	37%	44%	36%	39%
Century Casino and Hotel (Central City)	30%	20%	25%	35%
Century Casino and Hotel (Edmonton)	30%	-	27%	-
The Caledon (Caledon)	42%	41%	40%	41%
Century Casino and Hotel (Newcastle)	24%	32%	32%	33%
Century Casino Millennium (Prague)	23%	12%	14%	8%
Cruise Ships	6%	29%	11%	26%
Corporate	-	-	-	-
Consolidated Adjusted EBITDA Margin**	24%	25%	23%	28%

Century Casinos, Inc.
Reconciliation of Adjusted EBITDA* to Net Earnings
(Amounts in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2007	2006	2007	2006
Net Earnings	$1,949	$1,851	$4,532	$4,872
Minority interest	(170)	(301)	(822)	(900)
Interest income	(85)	(156)	(802)	(595)
Interest expense	1,649	1,320	5,280	1,777
Income tax expense (benefit)	27	(67)	655	394
Depreciation	1,987	1,293	6,310	2,998
Pre-opening expenses	-	602	-	2,115
Stock compensation expense	430	79	458	280
Impairments and other write-offs, net of (recoveries)	9	(420)	34	(405)
Loss (gain) on disposition of fixed assets	73	(1)	73	26
Other one-time items (1)	6	-	145	-
Adjusted EBITDA*	$5,875	$4,200	$15,863	$10,562
(1) Other one-time items includes losses associated with thefts at certain of our properties of $6,000 and $145,000 for the three and nine months ended September 30, 2007, respectively.

*The Company defines Adjusted EBITDA as earnings before interest, income taxes, depreciation, amortization, minority interest, pre-opening expenses, non-cash stock based compensation charges, asset impairment costs, gains (losses) on disposition of fixed assets, discontinued operations and certain other one-time items. Inter-company transactions consisting primarily of management fees and interest, along with their related tax effects, are excluded from the presentation of net earnings and Adjusted EBITDA reported for each property.  These adjustments have no effect on the consolidated results.  Adjusted EBITDA is not considered a measure of performance recognized under accounting principles generally accepted in the United States of America.  Management believes that Adjusted EBITDA is a valuable measure of the relative performance among its operating segments.  The gaming industry commonly uses Adjusted EBITDA as a method of arriving at the economic value of a casino operation.  Management uses Adjusted EBITDA to compare the relative operating performance of separate operating units by eliminating the above mentioned items associated with the varying levels of capital expenditures for infrastructure required to generate revenue, and the often high cost of acquiring existing operations. EBITDA (Earnings before interest, taxes, depreciation and amortization) is used by our lending institutions to gauge operating performance. The Company’s computation of Adjusted EBITDA may be different from, and therefore may not be comparable to, similar measures used by other companies. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historic activity.

** We define Adjusted EBITDA margin as Adjusted EBITDA divided by net operating revenues. Management uses this margin as one of several measures to evaluate the efficiency of our casino operations.

###
About Century Casinos, Inc:

Century Casinos, Inc. is an international casino entertainment company that owns and operates the Womacks Casino and Hotel in Cripple Creek, Colorado, the Century Casino & Hotel in Edmonton, Alberta, Canada, and the Century Casino Millennium in the Marriott Hotel in Prague, Czech Republic; operates the casinos aboard the Silver Cloud, The World of ResidenSea, and the vessels of Oceania Cruises; owns a 65% interest in, and has a management contract for, Century Casino & Hotel in Central City, Colorado. Through its subsidiary Century Casinos Africa (Pty) Limited, it owns and operates The Caledon Hotel, Spa & Casino near Cape Town, South Africa, as well as 60% of, and provides technical casino services to, Century Casino Newcastle, in Newcastle, South Africa. Furthermore, the Company's Austrian subsidiary, Century Casinos Europe GmbH, holds a 33.3% ownership interest in Casinos Poland Ltd, the owner and operator of seven full casinos and one slot casino in Poland. The Company continues to pursue other international projects in various stages of development.

For more information about Century Casinos, visit our new website at www.centurycasinos.com. Century Casinos’ common stock trades on The NASDAQ Capital Market® and the Vienna Stock Exchange under the symbol CNTY.

This release may contain “forward-looking statements“ within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements include, but are not limited to, statements regarding revenue growth, marketing efforts, progress at our casinos, gaming market growth, the impact of improvements at our properties and the impact of the Colorado law banning smoking in casinos. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in the section entitled “Risk Factors” under Item 1A in our Annual Report on Form 10-K filed on March 16, 2007. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.